Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
John Everets, Chairman
HPSC, Inc.
617-720-3600

HPSC, INC. DISCOVERS EMPLOYEE DEFALCATION

Core operations are unaffected and continue to perform strongly

BOSTON, MASS., June 17, 2002 --- HPSC, Inc. (AMEX:HDR) announced today that it has discovered that an employee of the company’s asset-backed lending subsidiary, American Commercial Finance Corporation (ACFC), perpetrated a defalcation by which approximately $5 million was diverted over a period of the last four to five years.  The defalcation involved transactions with a single factoring customer. Factoring is a small segment of ACFC’s business activity.  The employee in question is no longer with the company.

The defalcation will likely require the restatement of HPSC’s financial statements for the periods effected.  Some portion of the loss is expected to be recovered through insurance and possible recovery of assets.  Any such payments will be recognized in the period they are received.

PricewaterhouseCoopers conducted the investigation into this incident.

Said John Everets, Chairman and Chief Executive Officer, “This discovery is distressing to all of us at HPSC since we take such pride in our company.  The factoring operation concerned is immaterial to our core operations, and the amount involved must be seen in light of our total receivables generated of approximately $1.4 billion since the beginning of 1998.  We have reported this matter to the appropriate authorities.”

HPSC also announced that it projects diluted earnings per share for the second quarter ending June 30, 2002 to be in the range of $0.23 to $0.25.  In the second quarter of 2001, the company reported diluted earnings per share of $0.11.

HPSC further announced that it has obtained an extension of its current revolving loan facility to August 5, 2002.  The facility had been due to expire on June 5, 2002.  The Company is currently negotiating for a new revolving loan facility and expects to finalize that transaction before August 5, 2002.

The company will host a conference call and web cast with the investment community on Tuesday, June 18, 2002 at 9:00 am Eastern Daylight Time to discuss the ACFC matter.  To participate in the call, please dial 1-800-238-9007.  To access the web cast, please go to HPSC’s website at www.hpsc.com, and follow directions from the company’s homepage.  A replay of the call will be available until noon on June 25, 2002, and can be heard by calling 1-719-457-0820. A replay of the web cast will also be available on the company’s website until June 25, 2002.

About HPSC, Inc.

HPSC Inc. (AMEX: HDR) is a leading non-bank financial services company providing leasing and financing opportunities to the medical and dental professions in all 50 states.  Through its asset-backed lending subsidiary, American Commercial Finance Corporation (ACFC), the Company provides asset-based lines of credit to manufacturing and distribution companies throughout the eastern United States.  For more information, the company’s website can be accessed at www.hpsc.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act.  Such statements are subject to a number of risks and uncertainties, including but not limited to the following: the Company’s dependence on funding sources; restrictive covenants in funding documents; payment restrictions and default risks in asset securitization transactions to which the Company is a party; customer credit risks; competition for customers and for capital funding at favorable rates relative to the capital costs of the Company’s competitors; changes in healthcare payment policies; interest rate risk; the risk that the Company may not be able to realize the residual value of financed equipment at the end of its lease term; risks associated with the sale of certain receivable pools by the Company; dependence on sales representatives and the current management team; and fluctuations in quarterly operating results.  The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, contain additional information concerning such risk factors.  Actual results in the future could differ materially from those described in the forward looking statements as a result of the risk factors including those set forth above, and the risk factors described in the Annual Report.  HPSC cautions the reader, however, that such list of risk factors may not be exhaustive.  HPSC undertakes no obligation to revise these forward-looking statements to reflect any future events or circumstances.

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